Exhibit 10.26
FREEPORT-McMoRAN COPPER & GOLD

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PREAMBLE

Freeport-McMoRan Copper & Gold Inc., a corporation organized and existing under the laws of the State of Louisiana ("Employer"), acting through the Corporate Personnel Committee of the Board of Directors, pursuant to the authority delegated to it regarding executive compensation, and desiring to adopt a "top-hat plan" to provide for the payment of pension benefits to two highly-compensated executive management employees, hereby adopts the Freeport-McMoRan Copper & Gold Supplemental Executive Retirement Plan effective on date of execution of this Plan document.

ARTICLE 1
PURPOSE OF THE PLAN

The Employer intends and desires by the adoption of this Plan to recognize the value to the Employer of past and present services of its two senior executives, and to encourage their continued service with the Employer by making provisions for their future retirement security.

ARTICLE 2
ADMINISTRATION

The Corporate Personnel Committee of the Board of Directors of the Employer shall be the Plan Administrator. The Plan Administrator shall have full power and authority to interpret, construe and administer this Plan, and its interpretations and constructions hereof and actions hereunder, including the timing, form, amount or receipt of any payment to be made hereunder, within the scope of its authority, shall be binding and conclusive on all persons for all purposes. No individual member of the Corporate Personnel Committee shall be liable to any person in connection with the interpretation or administration of the Plan, and the Employer shall indemnify each member of the Corporate Personnel Committee for any liability that the member might incur, except that a member of the Corporate Personnel Committee shall be responsible for the consequences of his or her own willful misconduct or bad faith. The Plan Administrator may delegate its responsibilities hereunder to one or more employees of the Employer, but no person shall participate in any action or determination regarding his or her own benefits hereunder.

ARTICLE 3
DEFINITIONS

1.  A form of benefit is Actuarially Equivalent to another when the conversion is made using the mortality table described at Revenue Ruling 2001-62 and a 6% interest rate.

2.  A Participant’s Beneficiary is the person designated by the Participant, on a Participant Election Form provided by the Plan Administrator, to receive the benefit payable upon the death of the Participant. If more than one Beneficiary is named they shall share proportionately. If no Beneficiary is named the Beneficiary shall be the Participant’s estate.

3.  Code means the Internal Revenue Code of 1986, as amended.

4.  Compensation for a year means base pay for the year plus any annual incentive bonuses applicable to that year, whether or not deferred, but taking into account a year's bonuses only up to 200% of base pay for the year to which the bonuses apply. Long-term incentive payments and other extraordinary compensation are excluded.

5.  Credited Service means the period of the Participant's current employment, but not counting any time prior to July 1, 1981.

6.  Employer means Freeport-McMoRan Copper & Gold Inc. and its predecessor companies.

7.  Final Average Pay means a Participant=s highest average compensation for any 3 years (not necessarily consecutive) during the 5 years immediately preceding the earlier of the Participant=s Termination of Employment or his completion of 25 years of Credited Service.

8.  Life Annuity means a monthly annuity payable to the Participant for his life only.

9.  Joint-and-100%-Survivor Annuity means a monthly benefit payable to the Participant commencing the first day of the month following the Participant=s Termination of Employment, continuing until the month of the Participant's death, and continuing thereafter in the same amount to the Participant's Spouse, if she survives him, continuing until the month of the Spouse's death.

10.  Monthly Annuity means a hypothetical Joint-and-100% Survivor Annuity payable to the Participant and a surviving spouse who is 2 years younger than the Participant.

11.  Other Pension Plan means each defined-benefit or defined-contribution plan (whether qualified under the Code or not) sponsored by the Employer, by FM Services Company, by McMoRan Exploration Co., or by any predecessor employer (including Freeport-McMoRan Inc.) or any employer in the controlled group for U.S. income-tax purposes with any such employer.

12.  Participant means each of James R. Moffett and Richard C. Adkerson.

13.  Participant Election Form means the form provided by the Plan Administrator on which a Participant can elect the form of his benefit and who will receive any death benefit.

14.  Plan means the Supplemental Executive Retirement Plan set forth in this document, as it may be amended.

15.  Plan Administrator means the Corporate Personnel Committee of the Board of Directors of the Employer. Communications to the Plan Administrator shall be addressed to the Chairman of the Corporate Personnel Committee, Freeport-McMoRan Copper & Gold Inc., 1615 Poydras street, New Orleans, Louisiana 70112.

16.  Termination of Employment means the termination of the employment of a Participant with the Employer (or an affiliate) in the absence of a qualifying transfer of employment. A qualifying transfer of employment occurs when the Participant transfers from the Employer (or an affiliate) to an affiliate of the Employer, and the Plan Administrator determines that employment by the affiliate is to be treated the same as employment by the Employer.

ARTICLE 4
NORMAL RETIREMENT BENEFIT

1.  Upon the Termination of Employment of a Participant on or after his 65th birthday, the Participant shall be entitled to a Normal Retirement Benefit.

2.  The Normal Retirement Benefit shall be a Monthly Annuity equal to the difference between X and Y, where

X equals 2% of the Participants' Final Average Pay, multiplied by years of Credited Service after June 30, 1981, up to 25 years; and

Y equals the total Monthly Annuity provided to the Participant under all Other Pension Plans, using the principles set forth in Paragraph 3, below, to determine the amount of the offset in each case.

3.  The following methods shall be used in determining the amount of the benefit under an Other Pension Plan to offset against the Monthly Annuity.

a. If the benefit paid under an Other Pension Plan is in the form of a lump sum or a different form of annuity than the Monthly Annuity, the offset shall be the Monthly Annuity that is Actuarially Equivalent to the benefit.

b. If the benefit under an Other Pension Plan is paid in the form of a lump sum prior to the Participant's Termination of Employment, the lump sum shall be increased by interest at the rate of 6.75% per annum, compounded annually, from the date of its payment to the date of the Termination of Employment, prior to determining the Monthly Annuity that is Actuarially Equivalent to the lump-sum benefit.

c. If a benefit paid under an Other Pension Plan is paid or commences later than the benefit under the Plan, the value of the benefit (as determined under the terms of the Other Pension Plan) as of the date of the Participant's Termination of Employment shall be the starting point for determining the offset amount.

4.  On a Participant Election Form a Participant shall elect to receive as his benefit either (a) a Joint-and-100%-Survivor Annuity for the Participant and his spouse, or (b) a Life Only Annuity, or (c) a lump-sum benefit. Each benefit shall be Actuarially Equivalent to the Monthly Annuity determined under Paragraph 2 of this Article 4.

5.  Any new election of the form of benefit must be made by the Participant at least 12 months prior to the Participant's Termination of Employment, by delivering a completed Participant Election Form to the Plan Administrator. Any new Participant Election Form that is received by the Plan Administrator less than 12 months prior to the Termination of Employment shall be ineffective. As the one exception to this rule, if the Participant has elected a Joint-and-100%-Survivor Annuity as the form of benefit, and the spouse who would have been the joint annuitant dies before the Participant's Termination of Employment, the Participant may execute a new Participant Election Form within 30 days following the spouse's death. If he makes no new election he will be deemed to have elected the lump-sum form of benefit.

6.  A Participant's lump-sum benefit shall be paid within 90 days following the Participant's Termination of Employment. The starting date for an annuity form of benefit shall be the first day of the month next following the Participant's Termination of Employment.

7.  If a Participant's Termination of Employment occurs after he has completed 25 years of Credited Service, the Participant's net benefit shall be determined under Paragraph 2 as if his Termination of Employment occurred on January 1 of the year in which he completes his 25th year of Credited Service, and the benefit payable upon his actual Termination of Employment shall be Actuarially Equivalent to the benefit determined upon the January 1 of the year in which he completes 25 years of Credited Service.

ARTICLE 5
OTHER PARTICIPANT BENEFITS

1.  A Participant whose Termination of Employment occurs prior to his 65th birthday is entitled to an Early Retirement Benefit. The amount of the Monthly Annuity shall be determined in the same manner as for a Normal Retirement Benefit, except that the value of X at Paragraph 2 of Article 4 is reduced by 1/4 of 1% for each month (or part of a month) that the commencement of the benefit precedes the Participant's 65th birthday.

2.  If a Participant in the Plan has a Termination of Employment and is subsequently re-employed, the new period of employment shall not affect the payment of the benefit, nor shall it affect the amount of the benefit.

ARTICLE 6
DEATH

If a Participant should die before his Termination of Employment, a death benefit shall be paid in a lump sum to his Beneficiary. The death benefit shall be equal to the amount that would have been paid to the Participant if his Termination of Employment had occurred on the date of his death and he had elected a lump-sum benefit.

ARTICLE 7
AMENDMENT AND DISCONTINUANCE

1.  The Employer expects to continue this Plan indefinitely but reserves the right, acting through the Plan Administrator, to amend or discontinue the Plan, provided, however, that the benefit promised to a Participant can be affected without the Participant=s consent only as set forth below.

2.  No amendment can reduce the Participant's benefit below what the Participant would have been entitled to receive if his Termination of Employment had occurred on the day when the amendment is adopted.

3.  If the Plan Administrator should discontinue this Plan, the Employer shall be obligated to pay all benefits that are already due as the result of a Termination of Employment.

4.  In the event of the discontinuance of the Plan, the benefit of each Participant who has not had a Termination of Employment shall be no less than the benefit that is Actuarially Equivalent to the Monthly Annuity determined as if the Participant had had a Termination of Employment on the date when the Plan is discontinued (the "discontinuance date"). The Employer can decide to pay the Participant's benefit when it would otherwise become due under the terms of Articles 4, 5 and 6, above, or may accelerate the payment, and may require payment in a lump sum.

ARTICLE 8
RESTRICTIONS ON ASSIGNMENT

The interest of a Participant or Beneficiary may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily. Neither shall the benefits hereunder be liable for or subject to the claims of the creditors of any person to whom such benefits or funds are payable, except that (i) no amount shall be payable hereunder until and unless any and all amounts representing debts or other obligations owed to the Employer or any affiliate of the Employer by the Participant with respect to whom such amounts would otherwise be payable shall have been fully paid and satisfied, and (ii) no amounts shall be payable hereunder to any Participant (or Beneficiary) if the Participant breaches any of the terms of the Participant=s employment agreement with the Employer governing nondisclosure, noncompetition, or proprietary rights.

ARTICLE 9
NATURE OF AGREEMENT

Participants and Beneficiaries under this Plan have only an unsecured right to receive benefits from the Employer as general creditors of the Employer. The Plan constitutes a mere promise to make payments in the future. Employer may set aside funds, in a trust or otherwise, for the purpose of satisfying its obligations under the Plan. The setting aside of amounts by the Employer with which to discharge its obligations hereunder shall not create any security for the payment of Plan benefits. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Employer, present and future. This provision shall not require the Employer to set aside any funds, but the Employer may set aside such funds if it chooses to do so.

ARTICLE 10
CLAIMS PROCEDURE

A claim for benefits must be submitted in writing to the Plan Administrator. If a claim is wholly or partially denied, a notice of the decision will be furnished to the claimant not later than 90 days after receipt of the claim by the Plan Administrator. The notice will include the reason or reasons for the denial. The claimant will be informed if additional information is needed in order to properly evaluate the claim.

The applicant will have 60 days within which to appeal a denied claim in writing to the Plan Administrator. The applicant (who may act at each stage act through a duly-authorized representative) should include in his written appeal the following information: a list of the findings in the claim denial that he chooses to contest; his position on each issue; any additional facts that he believes support his position; and any legal or other arguments he believes support his position. Upon request, the claimant will be given reasonable access to, and copies of, all documents and information relevant to the claim for benefits, at no charge.

Upon receipt of an appeal, the Plan Administrator will consider all items submitted by the claimant, regardless of whether such information was submitted or considered in the initial benefit determination. No deference will be afforded to the initial determination. The decision on review will be rendered as promptly as is feasible, but not later than 60 days after the receipt of a request for review unless the Plan Administrator, in its sole discretion, determines that special circumstances require an extension of time for processing, in which case a decision will be rendered as promptly as is feasible, but not later than 120 days after receipt of a request for review, and the claimant will be notified of the delay before the end of the initial 60-day period.

In the event of a decision to deny the claim, in whole or in part, the Plan Administrator's decision will contain: (1) specific reasons for the decision, written in a clear and simple manner; (2) specific references to the pertinent plan provisions on which the decision is based; (3) a statement that the claimant may request, at no charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (4) a description of the claimant's further rights to pursue his claim.

If the claimant wishes to contest the Plan Administrator’s decision on appeal, the claimant and the Plan Administrator may enter into voluntary binding arbitration to resolve the dispute. Alternatively, the Participant may bring a civil action for recovery of benefits, pursuant to Section 502(a) of ERISA. No legal action for recovery of benefits may be commenced before the claimant has exhausted the claims review procedure described above.

ARTICLE 11
MISCELLANEOUS

1.  If the Employer, through a mistake of law or fact, pays to a Participant or other person a Plan benefit that the recipient is not entitled to, the recipient shall repay the mistaken amount to the Employer. The Employer may offset the future benefits of any recipient who refuses to return an erroneous payment, in addition to pursuing other remedies provided by law.

2.  Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the Employer in any capacity.

3.  The Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns and each Participant and his or her heirs, executors, administrators and legal representatives.

4.  The Plan shall be construed in accordance with and governed by the laws of the State of Louisiana, except to the extent that the Plan is governed by the Employee Retirement Income Security Act of 1974 (AERISA@). It is the Employer's intent that the Plan shall be exempt from ERISA's provisions to the maximum extent permitted by law. The Plan is intended to be unfunded for federal income tax purposes and for the purposes of Title I of ERISA, and is intended to provide a pension benefit only for a select group of executive management or highly compensated employees, so as to be exempt from Parts 2, 3 and 4 of Title I of ERISA, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

5.  The ERISA plan number of the Plan is 0___. The EIN and address of the Employer are: Freeport-McMoRan Copper & Gold Inc, 74-2480931, 1615 Poydras Street, New Orleans, LA 70112.

6.  This Plan document, and any amendment hereto, shall also serve as the Plan=s Summary Plan Description. A copy of this Plan document and each amendment hereto shall be provided to each Participant.

Executed this 26th day of February, 2004.

WITNESSES:	FREEPORT-McMoRAN COPPER AND GOLD INC.

/s/ Judy Witterich	By: The Corporate Personnel Committee
of the Board of Directors

/s/ Annie Gandy         By:/s/ H. Devon Graham, Jr.
             H. Devon Graham, Jr., Chairman